Indymac Responds to Another Shareholder Suggestion
We received another shareholder suggestion in response to our blog posting of November 29, 2007, Indymac Responds to A Shareholder Suggestion. Below is the suggestion and CEO Mike Perry’s response.
Grove Nichols
Communications Director
Shareholder’s Suggestion:
The previous suggestion addressed the purchase of Indymac stock by Indymac insiders. The current suggestion states that “the repurchasing of shares [by Indymac] at these deflated prices would send an even stronger message, not just about the viability if IMB, but about how it feels about itself as a sound investment. Later, as footing is regained and profit realized, the raising of more capital from additional offerings can resume.”
Mike Perry’s Response:
Thank you for your suggestion. In normal times, your suggestion (repurchasing shares with our capital cushion)...would be exactly the right thing to do, given how far below book value our shares presently trade.
These are not normal times. I attended the annual National Housing Forum (hosted by the Office of Thrift Supervision) on Monday of this week in Washington DC. Clearly, the housing and mortgage markets are very tough right now, and no one is able to forecast when things will get better. One of the speakers said, “this current housing and mortgage market is a once in 100 year event”.
Indymac Bank’s business model is in the eye of this storm. Our business is solely focused on financing USA homes, and we sell most of our loans into the secondary market (and not only is the private secondary market virtually closed...now the GSEs have their own issues and are raising rates and cutting product guidelines). Given this and declining home sales and prices and rising delinquencies and foreclosures, we suffered a loss in the 3rd quarter and will suffer a loss in the 4th quarter (likely a significantly reduced one in relation to Q307). At present, while I do expect to continue to narrow our loss each quarter...it is difficult to predict when we will return to profitability. Hopefully, if all goes well, we can return to modest profitability sometime in the 2nd half of 2008.
In this environment (until we can “see some light at the end of the tunnel”), maintaining strong capital and liquidity levels is paramount. So, unfortunately, not only are we not in a position to repurchase shares...even though we have a strong capital cushion today (e.g., we raised $68.8 million in common equity in October at an average price of $19.40 per share) ...we are looking to raise additional capital right now.
As we have said previously, we are considering a variety of capital raising alternatives, including potentially raising capital through some sort of convertible debt or preferred offering that is privately placed with one or more investors ...although we are exploring every option possible to raise our capital levels, including shrinking our balance sheet and cutting our common stock dividend. With the above said, there is no guarantee in this market that we can get anything done on acceptable terms.
I know it is counterintuitive, but in this present environment...the best way to preserve (and eventually grow) shareholder value is to maintain strong capital levels and liquidity...even if that results in some short-term dilution.
Mike
P.S. Even after a 4th quarter loss, we expect our capital and liquidity levels at 12/31/07 to be strong and roughly the same as at 9/30/07.